Exhibit 23(a)

                           Independent Auditors' Consent


       We consent to the incorporation by reference in the Registration Statement pertaining to the Nonqualified Stock Option Plan of Pioneer Financial Services, Inc. (Form S-8 No. 33-37305), the Pioneer Financial Services, Inc. Employee Savings and Stock Ownership Plan (Form S-8 No. 33-45894), and the National Benefit Plans, Inc. 1992 Agent Stock Purchase Plan (Form S-8 No. 33-53686) of our report dated February 8, 1995, with respect to the financial statements of Connecticut National Life Insurance Company for the years ended December 31, 1993 and 1994 included in the Current Report on Form 8-K of Pioneer Financial Services, Inc. (as amended by the Amendment No. 1 to Current Report on Form 8-K/A), dated January 31, 1995.






  /s/ Deloitte & Touche LLP
  Deloitte & Touche LLP
  Hartford, Connecticut
  April 14, 1995